Exhibit 10.29

December 2, 2022

Abigail Charpentier

Dear Abigail:

I am pleased to inform you of your promotion into the Executive Leadership Team (“ELT”). As an ELT member, you will be among the executives who have the most impact on leading Aramark to achieve our business objectives.
Please see the enclosed ELT Package that follows this letter (the “Offer Letter”) for additional information related to your promotion.

In particular, you will want to immediately review your:

•Offer Detail Summary highlighting the specifics associated with the offer and setting forth additional terms and conditions incorporated by reference in this Offer Letter; and

•Amended and Restated Aramark Agreement Relating To Employment And Post-Employment Competition (the “ELT Agreement”). Your promotion to the ELT is contingent upon execution of this Agreement.

As a result of your new role as an executive officer, you will become subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.  Please contact the Legal Department for more information regarding such requirements.

You will be required at all times to comply with Aramark’s policies, including its Business Conduct Policy. Your incentive compensation, including both cash bonus and incentive stock awards, will be subject to Aramark’s Incentive Compensation Recoupment Policy, a copy of which is included in the ELT Agreement.

During the course of your employment with Aramark, you will receive information and documents from Aramark containing confidential, proprietary trade information concerning Aramark’s business and business relationships (“Proprietary Information”). By accepting this position, you agree that at no time while employed by Aramark, or after your employment with Aramark has ended for any reason, will you use or disclose such confidential, proprietary information to any person, firm or entity not affiliated with Aramark. At the end of your employment with Aramark, you will return to Aramark all such Proprietary Information, including, but not limited to, all manuals, client lists, and training and policy materials, as well as all Aramark property.

You will continue to be considered a Covered Aramark Employee for purposes of the Political Contributions Policy. This means you must obtain pre-approval from Government Affairs Compliance before you, your spouse / domestic partner, and/or dependent child make political contributions.

Your employment will be “at-will.” This means you are free to terminate your employment at any time, for any reason, with or without notice, and Aramark possesses these same rights to terminate your employment, subject to the terms and conditions of the ELT Agreement. At-will employment also means that Aramark may, subject to the terms and conditions of the ELT

Agreement, change the terms of employment, such as promotion, demotion, discipline, transfer, compensation, benefits, duties, and location of work, at any time, with or without notice.

This offer letter, the ELT Agreement, and the Offer Detail Summary, set forth the entire understanding of the parties with respect to all aspects of the offer. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this offer letter, the ELT Agreement, and the Offer Detail Summary.

If you have any questions, or if I may be of any help to you, please do not hesitate to call me. Abigail, I look forward to working with you and having you as a member of the Executive Leadership Team. Congratulations!

Sincerely,

/s/ Lauren Harrington
Lauren Harrington
Senior Vice President, General Counsel

Please sign and date below acknowledging that you have received this letter and accepted our employment offer.

Accept:	Abigail A. Charpentier
(Please Print Name)
	/s/ Abigail A. Charpentier	December 3, 2022
	(Please Sign Name)	Date

Abigail Charpentier
Offer Detail Summary
December 2, 2022

Title:	Senior Vice President, Chief Human Resources Officer

Level:	Executive Leadership Team - Band 2

Reports To:	John Zillmer, Chief Executive Officer

Effective Date:	January 1, 2023

Base Salary:	$525,000

Bonus:	You will continue to be eligible to participate in Aramark’s Management Incentive Bonus (MIB) Plan for Fiscal Year 2023. As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of Aramark and your performance measured against certain annual financial and non-financial goals. To the extent you are eligible to receive a Fiscal Year 2023 Bonus, the amount of such Bonus will be prorated based on the effective date of your promotion, as set forth in the MIB Plan. The target bonus for your new position is 85% of base salary.
Equity Incentives:
We will recommend that you be awarded equity grants with a value of $1,100,000 in connection with your promotion. For Fiscal Year 2024 we will recommend that you be awarded equity grants with a value approved by the Compensation and Committee at such time that the award levels are approved. For Fiscal Year 2023, this value was $1,500,000.
Aramark’s current practice sets the value of these awards as follows: 30% time based non-qualified stock options, 50% performance stock units and 20% time based restricted stock units. Please note that Aramark reserves the right to modify such practice at any time. The value of the time based non-qualified stock options will be based on their Black Scholes value as determined by Aramark. The exercise price of the stock options will be equal to the fair market value of Aramark stock on the date of grant, as such fair market value is defined under the 2013 Stock Incentive Plan. The value of the restricted stock units and performance stock units will be based on the grant date fair value of the restricted stock units and performance stock units.
The actual terms and conditions of your equity grants, including the vesting terms, will be set forth in the award agreements that will be provided to you electronically following the grant.
Your promotional equity grant, as described above, is subject to approval and generally will be granted as soon as administratively practical following your promotion.
Aramark’s annual equity grants generally occur in November.

Benefits:	You will continue to be eligible to participate in the standard Aramark Benefits Program, as well as the Benefits/Perquisites Programs in place for ELC and ELT members, which are subject to change from time to time.
Auto Allowance: Vacation:	You will continue to be eligible to receive an auto allowance of $1,100 per month. This amount is subject to all applicable withholding taxes, is paid monthly and is not pro-rated. 5 weeks